Exhibit 99.1

AG Mortgage Investment Trust, Inc. Provides Company Update

NEW YORK -- (BUSINESS WIRE) - April 27, 2020 -AG Mortgage Investment Trust, Inc. (NYSE: MITT) (the “Company”) announced today that the Company and certain of its affiliates have entered into a new Forbearance Agreement with each of the following financing counterparties: Bank of America, N.A., BofA Securities, Inc., Credit Suisse Securities (USA) LLC, Credit Suisse AG, Credit Suisse International, Barclays Capital Inc., Barclays Bank PLC, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (each, a “Participating Counterparty,” and collectively, the “Participating Counterparties”). The Company expects Société Général S.A, Goldman Sachs Bank USA and Goldman, Sachs & Co. LLC to enter into the new Forbearance Agreement within the one business day period allowed under the new Forbearance Agreement. As previously announced on April 13, 2020, the Company had entered into an original Forbearance Agreement with the Participating Counterparties (including Société Général S.A., Goldman Sachs Bank USA and Goldman, Sachs & Co. LLC) which was scheduled to expire today.

Under the terms of the new Forbearance Agreement, the Participating Counterparties have agreed to forbear from exercising any rights or remedies until 4:30 P.M., EDT on June 1, 2020 (unless terminated sooner upon the occurrence of certain events) under their respective financing agreements, including selling collateral to enforce margin calls.

In connection with the original Forbearance Agreement, the Company also granted the Participating Counterparties a security interest in all assets of the Company, including the proceeds of the Note, as amended by the Note Amendment (each as defined below).

During the period covered by the new Forbearance Agreement, the Company intends to continue to pursue asset sales and explore other potential transactions to reduce its obligations under its financing arrangements and raise cash to bolster its liquidity.

In connection with the original Forbearance Agreement, on April, 10, 2020, the Company issued a secured promissory note (the “Note”) to AG REIT Management, LLC, the Company’s external manager, evidencing a $10 million loan made by the Manager to the Company (the “Initial Advance”). The obligations under the Note are guaranteed by certain subsidiaries of the Company. The Initial Advance is due on March 31, 2021 and accrues interest on the unpaid principal balance at 6.0% per annum. Interest on the Note shall be payable monthly in kind through the addition of such accrued monthly interest to the outstanding principal balance of the Note. On April 27, 2020, the Company and the Manager entered into an amendment to the Note (the “Note Amendment”) to reflect an additional $10 million of cash loaned by the Manager to the Company (the “Additional Advance”). Under the terms of the Note Amendment, the total principal amount outstanding under the Note was increased from $10 million to $20 million. The Additional Advance is due on July 27, 2020 and accrues interest on the unpaid principal balance at 6.0% per annum.

The Manager has agreed to subordinate the obligations of the Company with respect to the Note and liens held by the Manager for the security of the performance of the Company’s obligations under the Note to the Company’s obligations to the Participating Counterparties pursuant to the new Forbearance Agreement and related documents.

The terms of the Note Amendment were unanimously approved by the independent members of the Board of Directors of the Company.

As previously reported, the Company has engaged Hunton Andrews Kurth LLP as legal counsel and FTI LLC as financial advisor in connection with its financings and related matters.

Evercore has been engaged by the independent members of the Board to advise them in connection with a review of capital raising and strategic options for the Company. Fried Frank Harris Shriver & Jacobson LLP is serving as legal advisor to the independent members of the Board.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio of Agency RMBS and Credit Investments, which include Residential Investments and Commercial Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to the Company’s outstanding indebtedness and the status of our ongoing discussions with our repurchase counterparties, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results and outcomes could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in default rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for Agency RMBS, Non-Agency RMBS and CMBS securities, Excess MSRs and loans, our ability to predict and control costs, conditions in the real estate market, legislative and regulatory changes that could adversely affect the business of the Company, our negotiations with our repurchase financing counterparties and the Manager, our ability to negotiate further extensions of the Forbearance Period and the maturity of the Additional Advance, if required, with the Participating Counterparties and the Manager, respectively, and the ongoing spread and economic effects of the novel coronavirus (COVID-19). Additional information concerning these and other risk factors are contained in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent filings. Copies are available free of charge on the SEC’s website, http://www.sec.gov/. All information in this press release is as of April 27, 2020. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Source: AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc.
Investor Relations
(212) 692-2110
ir@agmit.com